Exhibit 99.1

KULR to Develop Advanced Thermal Management for Aerospace Applications; Multi-Year Contract Worth Between $6 Million to $7 Million

SAN DIEGO / GLOBENEWSWIRE / November 16, 2023 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, today announced an initial engagement with a Tier-1 aerospace and defense manufacturer (“Tier-1 Manufacturer”). The contract, with a revenue potential of between $6 million to $7 million over multiple years, involves the development of a Phase Change Material Module (“PCMM”) designed to ensure thermal stability for critical components used in space environments.

KULR's proprietary PCMM will be a key element in the broader program, serving to maintain precise temperature control under the extreme conditions of space operations. A prototype unit will be developed first, enabling the Tier-1 Manufacturer to conduct thorough performance evaluations in preparation for the subsequent flight units.

“This new venture is a landmark achievement for us at KULR,” said Michael Mo, CEO and Co-Founder of KULR Technology Group. "It's a natural synergy, aligning the customer’s needs with our specialized thermal management solutions. While this is our first project together, we are enthusiastic about the potential for a long-term partnership."

The collaboration highlights KULR's commitment to delivering high-quality, reliable thermal management technology, and lays the groundwork for potential future engagements.

For further details on KULR Technology Group and its role in pioneering aerospace thermal management solutions, please direct inquiries to info@kulrtechnology.com.

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement
This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2023. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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